VARIAN TO SELL ONE OF FOUR CORE BUSINESSES

               Palo Alto, Calif. -- Varian Associates, Inc., today announced that it will seek a buyer for its Electron Devices operations, the smallest and oldest of its four core businesses.
               According to J. Tracy O'Rourke, Varian's chairman and chief executive, the business to be offered for sale has assets approaching $150 million. In fiscal 1994, it posted sales of $275 million and had pretax earnings of $18 million.
               Varian's Electron Devices business produces vacuum tubes, power supplies, amplifiers and other products, largely for communications, medical, and defense markets. It is staffed by some 1,700 persons, primarily at plants in Palo Alto, San Carlos, and Santa Clara, Calif.; Beverly, Mass.; and Georgetown, Canada.
               According to O'Rourke, the decision to sell the smallest of its four major business segments allows Varian to exit what is essentially a components business and intensify its focus on faster growing equipment segments serving the health care, semiconductor equipment, and instruments markets. He emphasized, however, that the sale would not go forward unless a price was achieved that recognized the increased profitability and improving value Varian's Electron Devices activities have attained in recent years.
               The investment banking firm of Morgan Stanley & Co. Inc. has been retained to identify potential buyers and assist with the sale. O'Rourke said the bulk of the sale proceeds would be earmarked for the repurchase of additional Varian shares, although some of the funds could also be used for selected acquisitions to expand the three remaining core businesses.
               In a separate announcement made earlier today, Varian reported that its orders, sales, and profits all hit all-time highs in fiscal 1994. The 46-year-old technology company had net earnings of $79.4 million on sales of $1.5 billion for FY94.